  Exhibit 10.3

THIRD ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT

This THIRD ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT (this “First Amendment”) is made as of the 11th day of May, 2020, by and between Marv Enterprises, LLC a Limited Liability Company organized and existing under the laws of the Commonwealth of Pennsylvania (“Marv”) with an address of P.O. Box 1332, Hermitage, PA 16148 and Premier Biomedical, Inc.., a Nevada corporation with its principal business address at 1362 Springfield Church Road, Jackson Center, PA 16133 (“Licensee”).

WHEREAS, Marv and Licensee have previously entered into an Exclusive License Agreement with effective date of May 12, 2010;

WHEREAS Marv and Licensee have previously entered into a First Addendum on August 17, 2011;

WHEREAS Marv and Licensee have previously entered into a Second Addendum on December 27, 2011; and

WHEREAS, the parties wish to further amend the Agreement as set forth herein to be consistent with the actions of the parties since the effective date of the Exclusive License Agreement up to an including the effective date of this Third Addendum.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:

That under the Second Addendum 1.(i) and (ii), the Applications listed in Appendix A current as of the effective date of this agreement, are not refused by Premier and that Premier will pay Marv for expenses of all patent work. And that under 1. (iii), Premier will be the exclusive licensee under and as part of the Original Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

LICENSEE	LICENSOR
By 5/11/2020	By /s/ Mitchell S. Felder
William Hartman	Mitchell S. Felder
CEO and President of Premier Biomedical, Inc.	Marv Enterprises, LLC